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Exhibit (b)(2)

EXECUTION COPY

        This SECURITIES PURCHASE AGREEMENT (this "Agreement") is dated as of November 17, 2008, by and among Level 3 Communications, Inc., a Delaware corporation (the "Company"), and each of the investors named in Exhibit A attached hereto (each, an "Investor" and collectively, the "Investors").

W I T N E S S E T H:

        WHEREAS, the Company desires to issue and sell to each Investor pursuant to this Agreement and the Registration Statement (as defined below), and each Investor, severally, desires to purchase from the Company the aggregate principal amount of the Company's 15% Convertible Senior Notes due 2013 as is set forth opposite its respective name in Exhibit A attached hereto, which Notes will be convertible into authorized but unissued shares of the Company's common stock, par value $0.01 per share (the "Common Stock");

        WHEREAS, the Company is commencing on the date hereof three separate offers (collectively, the "Tender Offers") to purchase for cash any and all of its (i) 2.875% Convertible Senior Notes due 2010, (ii) 6% Convertible Subordinated Notes due 2010 and (iii) 6% Convertible Subordinated Notes due 2009, at the consideration and subject to the terms and conditions set forth in that certain Offer to Purchase, dated the date hereof, as the same may be amended, supplemented, modified or waived (the "Offer to Purchase"); and

        WHEREAS, the Company will fund purchases pursuant to the Tender Offers from the proceeds of the issuance and sale of the Notes (as defined below) contemplated by this Agreement.

        NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

        1.    Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

          (a)   "Advisory Clients" shall mean those institutional investment clients of Southeastern, Davis and Chou, respectively, on whose behalf Southeastern and Chou are purchasing the Notes.

          (b)   "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

          (c)   "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

          (d)   "Board of Directors" shall mean the board of directors of the Company.

          (e)   "Chou" shall mean Chou Associates Management Inc.

          (f)    "Davis" shall mean Davis Selected Advisers, L.P., a Colorado limited partnership.

          (g)   "Disclosure Documents" shall mean the Company's Annual Report on Form 10-K for the year ended December 31, 2007, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, any Current Reports on Form 8-K filed and not furnished by the Company to the SEC on or after December 31, 2007, the Company's Schedule 14A Proxy Statement for its Annual Meeting of Stockholders, dated April 4,

  2008, the Registration Statement and the Prospectus, together in each case with any documents incorporated by reference therein or exhibits thereto.

          (h)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

          (i)    "Escrow Agent" shall mean The Bank of New York Mellon or any successor or permitted assign of such Escrow Agent appointed in accordance with the Escrow Agreement.

          (j)    "Escrow Agreement" shall mean that certain Escrow Agreement in the form attached hereto as Exhibit B.

          (k)   "Escrow Deposit Date" shall mean December 8, 2008 or such later date as determined by the Company after providing written notice thereof to the Investors.

          (l)    "Exhibit A-1 Investors" shall mean those Investors set forth on Exhibit A-1 attached hereto.

          (m)  "Fairfax" shall mean Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada.

          (n)   "Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

          (o)   "Markel" shall mean Markel Corporation.

          (p)   "Material Adverse Effect" shall mean any change, event or occurrence which, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on, or a material adverse change in, (i) the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement, in each case other than any change, event or occurrence (a) resulting from conditions in the United States or foreign economies or securities or financial markets in general, including, without limitation, debt markets, (b) resulting from any change in the Company's stock price or the Company's failure to meet revenue or earnings projections in and of itself (provided that the underlying causes of such changes or failures shall not be excluded), (c) resulting from conditions in the telecommunications industry in general, except to the extent that the Company is disproportionately affected thereby, (d) resulting from the public announcement of the transactions contemplated by this Agreement (e) arising out of or resulting from actions of the Investors in connection with this Agreement, (f) arising out of or resulting from acts or war, terrorism or military actions, or the escalation thereof, or (g) arising out of or resulting from any changes in generally accepted accounting principles or laws or regulations applicable to the Company.

          (q)   "Notes" shall mean one or more of the Company's 15% Convertible Senior Notes due 2013 containing the same terms and conditions and with the same conversion features as set forth in the form of note attached hereto as Exhibit C.

          (r)   "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

          (s)   "Prospectus" shall mean the base prospectus included in the Registration Statement together with the prospectus supplement relating to the Securities first filed with the SEC pursuant to Rule 424(b) under the Securities Act.

          (t)    "SEC" shall mean the Securities and Exchange Commission.

          (u)   "Securities" shall mean the Notes and the shares of Common Stock issuable upon conversion of the Notes.

          (v)   "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

          (w)  "Southeastern" shall mean Southeastern Asset Management, Inc., a Tennessee corporation.

          (x)   "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended and as in force as the date hereof.

          (y)   "Voting Securities" shall mean the shares of the Common Stock and any other capital stock or equity securities of the Company having the general voting power under ordinary circumstances to elect members of the Board of Directors, and any other securities which are convertible into, or exchangeable for, Voting Securities.

        2.    Purchase and Sale of the Notes.

          2.1.    Purchase and Sale of the Notes; Escrow Deposit.

            (a)   Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Company shall issue and sell to each Investor (in the case of each of Southeastern, Davis and Chou, on behalf of its respective Advisory Clients), and each Investor (in the case of each of Southeastern, Davis and Chou, on behalf of its respective Advisory Clients), severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Investor under the heading "Principal Amount of Notes to be Purchased" on Exhibit A attached hereto, at a purchase price equal to 100% of the principal amount of Notes purchased.

            (b)   Subject to the satisfaction or waiver of the conditions set forth in Section 6.1, on or prior to the Escrow Deposit Date, each Investor (other than the Exhibit A-1 Investors) shall deposit (or cause to be deposited) into escrow an amount equal to the purchase price set forth opposite the name of such Investor under the heading "Purchase Price" on Exhibit A attached hereto, which amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

          2.2.    Closing.

            (a)   The closing (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York on the first business day after the satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3 (other than those that by their terms are to be satisfied or waived at the Closing), or such other date mutually agreed to by the Company and the Investors (the "Closing Date"). At the Closing, (i) each Exhibit A-1 Investor shall pay to the Company the purchase price set forth opposite such Investor's name on Exhibit A attached hereto under the heading "Purchase Price" by wire transfer to the Company of immediately available funds and (ii) the Company shall deliver to the Escrow Agent a certificate certifying the satisfaction or waiver of the conditions set forth in Section 6.2 (with a copy to the Investors) and instruct the Escrow Agent to release to the Company by wire transfer to the Company of immediately available funds of $360,124,000 (the "Escrow Deposit Amount") or, in the event the Escrow Amount (as defined in the Escrow Agreement) is less than the Escrow Deposit Amount, the Escrow Amount, against delivery by the Company to each Investor of Notes in the principal amount set forth opposite such Investor's name on Exhibit A attached hereto.

        3.    Representations and Warranties of the Company.    Except as set forth in the Disclosure Documents filed with the SEC not less than one day prior to the date of this Agreement, the Company hereby represents and warrants to each of the Investors as follows:

          3.1.    Incorporation.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.

          3.2.    Subsidiaries.    Each subsidiary of the Company that is a corporation has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where such failure to so qualify or register would not be reasonably be expected to have a Material Adverse Effect.

          3.3.    Capitalization.    As of the date of this Agreement, the authorized capital stock of the Company consists of 2,250,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of October 31, 2008, there were 1,611,053,938 shares of Common Stock outstanding. All outstanding shares of Common Stock have been duly authorized, and have been validly issued, are fully paid and nonassessable, and have been approved for quotation on the Nasdaq Global Select Market. Since September 30, 2008, (i) the Company has only issued options or other rights to acquire Common Stock in the normal course of business consistent with past practice pursuant to the Company's equity incentive and employee benefit plans, and (ii) the only shares of capital stock issued by the Company were pursuant to the exercise or conversion of outstanding awards under the Company's equity incentive and employee benefit plans or pursuant to those certain exchanges of Common Stock for outstanding debt described in the Disclosure Documents.

          3.4.    Authorization.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the issuance of the Notes, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. When executed and delivered by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. At or prior to the Closing, the Company will have reserved for issuance the shares of Common Stock issuable upon conversion of the Notes.

          3.5.    Valid Issuance.

            (a)   The Notes have been duly authorized and, when executed by the Company and authenticated by the Trustee (as defined below) in accordance with the terms of the Indenture (as defined below) and delivered to and paid for by the Investors in accordance with the terms of this Agreement, will constitute the valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of the Closing Date (the "Base Indenture") between the Company and The Bank of New York Mellon, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, to be dated as of the Closing Date (the "First Supplemental Indenture" and together with the Base Indenture, the "Indenture") between the Company and the Trustee, under which such Notes are to be issued.

    The Base Indenture will be substantially in the form filed as an exhibit to the Registration Statement; the Indenture has been duly authorized and duly qualified under the Trust Indenture Act and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles; and the Securities and the Indenture will conform to the descriptions thereof in the Prospectus.

            (b)   Upon their issuance in accordance with the terms of the Notes, the shares of Common Stock issued upon conversion of the Notes will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock free of all preemptive or similar rights.

            (c)   The Company's registration statement on Form S-3 (File No. 333-154976) (the "Registration Statement"), including the base prospectus relating to certain debt and equity securities to be offered from time to time by the Company: (i) was prepared by the Company in conformity with the requirements of the Securities Act and (ii) automatically became effective upon the filing thereof with the SEC. The SEC has not issued a stop order suspending the effectiveness of the Registration Statement. The Company has at all times relevant to the offering of the Notes contemplated hereby complied with the conditions for the use of Form S-3 and is eligible to use Form S-3. Copies of the Registration Statement, including any amendments thereto and the Prospectus contained therein have heretofore been delivered by the Company to the Investors. The Registration Statement is effective under the Securities Act and no post-effective amendment to the Registration Statement has been filed as of the date of this Agreement. The Company has prepared and delivered to the Investors and will file with the SEC pursuant to Rule 424(b), no later than two business days after the date hereof, a supplement to the base prospectus included in the Registration Statement relating to the Securities and the offering thereof in conformity with the requirements of the Securities Act.

          3.6.    Absence of Certain Changes.    Since September 30, 2008, there has not been any Material Adverse Effect.

          3.7.    Disclosure Documents.    The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended prior to the date hereof, as of the date of such amendment); and, as of such respective dates, the Disclosure Documents did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Prospectus does not as of the date hereof contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.8.    Consents.    All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date, other than (i) such filings required to be made after the Closing under applicable federal and state securities laws and (ii) with respect to any of the foregoing, where the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect.

          3.9.    No Conflict.    The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          3.10.    No Manipulation of Stock.    The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

          3.11.    Company Not an "Investment Company".    The Company is not, and immediately after receipt of payment for the Notes will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.    Representations and Warranties of Each Investor.    Each Investor, severally for itself and not jointly with the other Investors (in the case of each of Southeastern, Davis and Chou, for itself (unless otherwise indicated)), represents and warrants to the Company as follows:

          4.1.    Organization.    Such Investor, if it is a legal entity, is duly and validly existing under the jurisdiction of its organization.

          4.2.    Authorization.    All action on the part of such Investor (in the case of each of Southeastern, Davis and Chou, on its part and on the part of its respective Advisory Clients) necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Investor has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

          4.3.    No Conflict.    The execution and delivery of this Agreement by such Investor and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by such Investor (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Investor or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Investor or its respective properties or assets, except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement.

          4.4.    Consents.    All consents, approvals, orders and authorizations required on the part of such Investor (in the case of each of Southeastern, Davis and Chou, on its part, and to its knowledge, on the part of its respective Advisory Clients) in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date.

          4.5.    No Manipulation of Stock.    Such Investor (in the case of each of Southeastern, Davis and Chou, it and, to its knowledge, its respective Advisory Clients) has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

          4.6.    Group; Affiliate.

            (a)   In the case of Southeastern, Southeastern together with the other Investors do not constitute a Group. Southeastern hereby agrees that it shall not take any actions such that it and the other Investors may be deemed to be a Group. After giving effect to the sale and purchase of the Notes contemplated under this Agreement, Southeastern together with its Affiliates will Beneficially Own less than thirty-five percent (35%) of the Company's outstanding Common Stock. Southeastern has on the date hereof delivered to the Company a certificate setting forth a true and correct list of the Common Stock Beneficially Owned by Southeastern and its Affiliates as of such date.

            (b)   Such Investor (other than Southeastern) together with the other Investors do not constitute a Group. Such Investor hereby agrees that it shall not take any actions such that the Investors may be deemed to be a Group. After giving effect to the sale and purchase of the Notes contemplated under this Agreement, such Investor together with its Affiliates will Beneficially Own less than fifteen percent (15%) of the Company's outstanding Common Stock.

          4.7.    Purchase Entirely for Own Account.    Such Investor is acquiring the Notes for its own account (in the case of each of Southeastern, Davis and Chou, on behalf of its respective Advisory Clients) and not with a view to, or for sale in connection with any distribution of the Notes, but subject, nevertheless, to any requirement of law that the disposition of such Investor's property shall at all times be within such Investor's control. Such Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Notes.

          4.8.    Investor Status.    In the case of Southeastern, Davis and Chou, each of their respective Advisory Clients is a institutional "accredited investor" as defined in Rule 501 under the Securities Act.

          4.9.    Accuracy of Information Supplied for Registration Statement.    In the case of each of Southeastern and Fairfax (each a "Holder" and together the "Holders"), the information regarding such Investor and its Affiliates supplied or to be supplied by it in writing specifically for inclusion or incorporation by reference into that certain registration statement referred to in Section 5.5 herein will not, as of the date of such registration statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

        5.    Covenants.

          5.1.    Governmental Approvals.

            (a)   As soon as practicable after the execution of this Agreement, the Company and each Investor shall file all applications and reports and take such other action which is reasonably required to be taken or filed with any governmental authority in connection with the transactions contemplated by this Agreement. The Company and each Investor shall give all additional notices to third parties and take other action reasonably required to be or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

            (b)   Following the Closing, in connection with the conversion of the Notes to the extent required by applicable law, the Company and each Investor shall (i) make any required filing with the U.S. Federal Trade Commission ("FTC"), Department of Justice ("DOJ") and any other governmental authority required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any other applicable law with respect to such conversion of the Notes, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to such conversion of the Notes and (c) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of the Company and the Investors shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law or which is otherwise requested by the FTC or DOJ or other governmental authority and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other governmental authority.

          5.2.    Further Assurances.    Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, taking any action to facilitate the filing any document or the taking of any action to assist the other parties hereto in complying with the terms of Section 5.1 hereof.

          5.3.    Nasdaq.    Within ten business days following the Closing Date, the Company shall cause the shares of Common Stock initially issuable upon conversion of the Notes to be listed and admitted and authorized for trading, subject to official notice of issuance, on the Nasdaq Global Select Market.

          5.4.    Shares Issuable upon Conversion.    The Company will at all times have and keep available for issuance such number of shares of Common Stock as shall be sufficient to permit the conversion of the Notes into Common Stock as provided for in the Indenture, including as may be adjusted in accordance with the Notes.

          5.5.    Registration.

            (a)   The Company shall use reasonable best efforts to prepare and file with the SEC within 20 days following the Closing a registration statement on Form S-3 under Rule 415 of the Securities Act to enable the resale of the Registrable Securities (as defined below) by each Holder, from time to time, in compliance with the Securities Act (the "Resale Registration Statement"). The Company shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith (the "Resale Prospectus") as may be necessary to keep the Resale Registration Statement effective and free from any material misstatement or omission to state a material fact. Notwithstanding the foregoing, the Company shall not be required to keep the Resale Registration Statement in effect with respect to the Registrable Securities of a Holder if the Company shall have received an opinion of counsel reasonably satisfactory to the Company and such Holder, that such Holder is not an Affiliate of the Company. "Registrable Securities" shall mean (i) any securities of the Company held by the Advisory Clients of Southeastern at the time of the Company's filing of the Resale Registration Statement and over which securities Southeastern has discretionary authority and (ii) any securities of the Company Beneficially Owned by Fairfax at the time of the Company's filing of the Resale Registration Statement. The Company shall bear all expenses in connection with the Company's registration of the Registrable Securities pursuant to this Section 5.5, provided, however, that the Holders shall bear the cost of all underwriting discounts and selling commissions and similar fees applicable to the sale of the Securities and fees and expenses of its legal counsel and all transfer taxes.

            (b)   In the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Resale Registration Statement for amendments or supplements to a Resale Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Resale Registration Statement or the initiation of any proceedings for that purpose; (iii) of any event or circumstance not otherwise covered by clause (iv) below which, upon the advice of its counsel, necessitates the making of any changes in the Resale Registration Statement or Resale Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Resale Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iv) the Company determines in good faith that offers and sales pursuant to the Resale Registration Statement should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a Resale Registration Statement or related Resale Prospectus, is reasonably likely to have a seriously detrimental effect on the Company, then the Company shall deliver a certificate in writing to the Holders (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, each Holder will refrain from selling any Registrable Securities pursuant to the Resale Registration Statement (a "Suspension") until it receives copies of a supplemented or amended Resale Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Resale Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Resale Prospectus. In the event of any Suspension, the Company will use reasonable best efforts to cause the use of the Resale Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to the Holders.

            (c)   Notwithstanding the foregoing paragraphs of this Section 5.5, no Suspension under clause (v) of Section 5.5(b) shall continue for more than forty-five (45) days and the Company shall not deliver more than one Suspension Notice under such clause in any twelve-month period.

            (d)   Provided that a Suspension is not then in effect, each Holder may sell Registrable Securities under the Resale Registration Statement, provided, to the extent required by applicable law, that it arranges for delivery of a current Resale Prospectus to the transferee of such securities. Upon receipt of a request therefor, the Company will provide an adequate number of current Resale Prospectuses to each Holder.

            (e)   Upon the effectiveness of the Resale Registration Statement, the Company shall withdraw the Company's Registration Statement on Form S-3 (File No.: 333-125030) and all securities registered thereunder which remain unsold as of the date thereof shall be removed from registration.

          5.6.    Tender Offer.    Each Exhibit A-1 Investor shall tender into the Tender Offers all of the Company's 2.875% Convertible Senior Notes due 2010, 6% Convertible Subordinated Notes due 2010 and 6% Convertible Subordinated Notes due 2009 Beneficially Owned by such Investor within 10 business days following the date hereof in accordance with the Offer to Purchase. Such Exhibit A-1 Investor shall not withdraw any such notes tendered into the Tender Offers.

        6.    Conditions Precedent.

          6.1.    Conditions to the Obligation of the Investors to Deposit the Purchase Price into Escrow.    The several obligations of each Investor (other than the Exhibit A-1 Investors) to deposit (or cause to be deposited) an amount equal to the purchase price set forth opposite the name of such Investor under the heading "Purchase Price" on Exhibit A attached hereto pursuant to Section 2.1(b) of this Agreement, are subject to the satisfaction of the following conditions precedent:

            (a)   The representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct in all material respects on the date hereof and on the Escrow Deposit Date as though made on the Escrow Deposit Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date). The Company shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by the Company under this Agreement on or prior to the Escrow Deposit Date.

            (b)   The purchase of, and payment for, the Notes by each Investor shall not be prohibited or enjoined by any law or governmental or court order or regulation.

            (c)   No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

            (d)   The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit B.

            (e)   The Tender Offers shall not have been terminated.

          6.2.    Conditions to the Obligation of the Investors to Consummate the Closing.    The several obligations of each Investor to consummate the transactions to be consummated at the Closing, and to purchase and to cause the Escrow Agent to deliver the purchase price payable for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

            (a)   The representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date).

            (b)   The purchase of, and payment for, the Notes by each Investor shall not be prohibited or enjoined by any law or governmental or court order or regulation.

            (c)   No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

            (d)   The Company and the Trustee shall have executed and delivered the Base Indenture in the form filed as an exhibit to the Registration Statement and the First Supplemental Indenture in the form attached hereto as Exhibit D and the Trustee shall have executed and delivered a certificate of authentication with respect to the Notes. The Company shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by the Company under this Agreement on or prior to the Closing Date.

            (e)   Each Investor shall have received from the Company's counsel, Willkie Farr & Gallagher LLP, an opinion substantially in the form attached hereto as Exhibit E.

            (f)    The Company shall have accepted for payment at least $177,270,500 aggregate principal amount of the Company's 2.875% Convertible Senior Notes due 2010 and at least $240,833,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes due 2010 in the Tender Offers for such notes.

        Notwithstanding anything in this Agreement to the contrary, no Investor shall be obligated to consummate the transactions contemplated by this Agreement unless the conditions set forth in Section 6.3 herein have been satisfied with respect to other Investors purchasing in the aggregate such principal amount of the Notes that, when taken together with the principal amount of Notes to be purchased by such Investor, equals at least $373,000,000.

          6.3.    Conditions to the Obligation of the Company to Consummate the Closing.    The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Investor the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

            (a)   The representations and warranties of such Investor contained in Section 4 of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date). Such Investor shall have performed and complied in all material respects with all obligations, covenants and conditions to be performed and complied with by such Investor under this Agreement on or prior to the Closing Date.

            (b)   (i) The Escrow Agent shall have delivered to the Company an amount equal to the Escrow Deposit Amount or, in the event the Escrow Amount is less than Escrow Deposit Amount, the Escrow Amount and (ii) each Exhibit A-1 Investor shall have delivered to the Company an amount equal to the purchase price set forth opposite such Investor's name on Exhibit A attached hereto under the heading "Purchase Price."

            (c)   The sale of the Notes by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

            (d)   No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

            (e)   The Trustee shall have executed and delivered the Base Indenture in the form filed as an exhibit to the Registration Statement and the First Supplemental Indenture in the form attached hereto as Exhibit D and the Trustee shall have executed and delivered a certificate of authentication with respect to the Notes.

            (f)    The Company shall have accepted for payment at least $177,270,500 aggregate principal amount of the Company's 2.875% Convertible Senior Notes due 2010 and at least $240,833,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes due 2010 in the Tender Offers for such notes.

            (g)   Southeastern shall have executed and delivered a certificate confirming the accuracy of its representations in that certain certificate delivered pursuant to Section 4.6(a), regarding the beneficial ownership by Southeastern of certain shares of Common Stock.

        Each Investor's obligations under this Agreement shall be several and independent from the obligations of each other Investor; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to consummate the transactions contemplated by this Agreement unless the conditions set forth in this Section 6.3 have been satisfied with respect to all of the Investors.

        7.    Termination.

          7.1.    Conditions of Termination.    Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Investors, (b) by an Investor or the Company if the Closing shall not have occurred on or prior to January 31, 2009.

          7.2.    Effect of Termination.    In the event of termination pursuant to Section 7.1 hereof, this Agreement shall become null and void and have no effect (other than this Section 7.2 and Article 8, which shall survive termination), with no liability on the part of the Company or the Investors, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for any willful breach of this Agreement. Upon termination of this Agreement, any amounts then held in escrow pursuant to the terms of the Escrow Agreement shall be distributed by the Escrow Agent to the Investors in accordance with the terms of the Escrow Agreement. In addition, in the event this Agreement is terminated pursuant to Section 7.1(b) (other than as a result of a breach of this Agreement by one or more of the Investors), the Company shall promptly pay to the Investors (other than the Exhibit A-1 Investors), by wire transfer of immediately available funds, an aggregate of $2,000,000 (the "Termination Fee"), with each such Investor receiving such fraction of the Termination Fee as represents the principal amount of Notes to be purchased by such Investor divided by the aggregate principal amount of the Notes to be purchased by all Investors (other than the Exhibit A-1 Investors) under this Agreement.

        8.    Miscellaneous Provisions.

          8.1.    Public Statements or Releases.    Neither the Company nor any Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

          8.2.    Pronouns.    All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          8.3.    Notices.

            (a)   Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally; (ii) on the business day after delivery to Federal Express or similar overnight courier; or (iii) on the third business day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid and properly addressed, to the party as set forth in (b) and (c) below.

            (b)   All correspondence to the Company shall be addressed as follows:

        Level 3 Communications, Inc.
        1025 Eldorado Boulevard
        Broomfield, CO 80021
        Attention: Thomas C. Stortz

        with a copy to:

        Willkie Farr & Gallagher LLP
        787 Seventh Avenue
        New York, NY 10019
        Attention: David K. Boston

            (c)   All correspondence to any Investor shall be sent to such Investor at the address set forth in Exhibit A attached hereto.

            (d)   Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

          8.4.    Captions.    The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

          8.5.    Severability.    Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

          8.6.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

          8.7.    Waiver.    No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          8.8.    Expenses.    Each party shall bear the cost of any and all fees and expenses incurred in connection with the transactions contemplated hereby including, without limitation, legal, consulting and accounting fees; provided, however, that the Company shall pay the fees of one counsel to the Investors not in excess of $50,000. Each Investor shall bear all expenses in connection with any filings under the HSR Act in connection with its purchase of Notes and acquisition of Common Stock upon conversion of such Notes.

          8.9.    Assignment.    The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other parties. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company. Notwithstanding the foregoing, each of Fairfax and Markel may assign its rights and obligations under this Agreement to one or more its respective subsidiaries, provided that any such subsidiary assignee specifically assumes and agrees to be bound by the provisions of the Agreement by executing an assumption agreement reasonably acceptable to the Company, and provided further that, in the event of any such assignment by Fairfax or Markel, Fairfax and Markel, as the case may be, shall remain liable for the performance of all such assigned obligations under this Agreement.

          8.10.    Counterparts.    This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          8.11.    Entire Agreement; Amendment.    This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including that certain Securities Purchase Agreement, dated as of November 17, 2008 and delivered by the parties hereto (other than Davis) prior to this Agreement, by and among the Company and each of the Investors (other than Davis) regarding the issuance and sale of the Notes. No modification, alteration, waiver or change in any of the terms of this Agreement (other than Sections 5.5 and 5.6) shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Investors. No modification, alteration, waiver or change in any of the terms of Section 5.5 shall be valid or binding upon the Company or the Holders unless made in writing and duly executed by the Company and the Holders. No modification, alteration, waiver or change in any of the terms of Section 5.6 shall be valid or binding upon the Company or the Exhibit A-1 Investors unless made in writing and duly executed by the Company and Exhibit A-1 Investors.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ THOMAS C. STORTZ
	Name:	Thomas C. Stortz
	Title:	Vice President, Chief Legal Officer and Secretary
INVESTORS:
MARKEL CORPORATION
By:	/s/ STEVEN A. MARKEL
	Name:	Steven A. Markel
	Title:	Vice Chairman
WALTER SCOTT, JR. CHARITABLE REMAINDER ANNUITY TRUST
By:	/s/ WALTER SCOTT, JR. Walter Scott, Jr., Trustee Walter Scott, Jr. Charitable Remainder Annuity Trust Dated December 19, 1990
SUZANNE AND WALTER SCOTT CHARITABLE REMAINDER UNITRUST
By:	/s/ WALTER SCOTT, JR. Walter Scott, Jr., Trustee Suzanne and Walter Scott Charitable Remainder Unitrust Dated March 12, 1997
WS CHARITABLE REMAINDER UNITRUST (II)
By:	/s/ WALTER SCOTT, JR. Walter Scott, Jr., Trustee WS Charitable Remainder Unitrust (II) Dated July 21, 1997
/s/ WALTER SCOTT, JR. Walter Scott, Jr.

2002 ROBERT EDWARD JULIAN IRREVOCABLE DESCENDANT'S TRUST
By:	/s/ CAROLE L. JULIAN Carole L. Julian, Trustee
CAROLE LEE JULIAN REVOCABLE TRUST
By:	/s/ CAROLE L. JULIAN
	Name:	Carole L. Julian
	Title:	Trustee
/s/ ROBERT E. JULIAN Robert E. Julian
JULIAN PROPERTIES LP
By:	Julian Management Inc., its general partner
By:	/s/ ROBERT E. JULIAN
	Name:	Robert E. Julian
	Title:	President
ROBERT AND CAROLE JULIAN CHARITABLE FOUNDATION
By:	/s/ ROBERT E. JULIAN
	Name:	Robert E. Julian
	Title:	Director
/s/ GARY L. WEST Gary L. West
/s/ MARY E. WEST Mary E. West
STEELHEAD NAVIGATOR MASTER, L.P.
By:	Steelhead Partners, LLC, its investment manager
By:	/s/ CAROL LOKEY
	Name:	Carol Lokey
	Title:	Chief Financial Officer

SOUTHEASTERN ASSET MANAGEMENT, INC., on behalf of certain institutional clients
By:	/s/ ANDREW R. MCCARROLL
	Name:	Andrew R. McCarroll
	Title:	Vice President and General Counsel
CHOU ASSOCIATES MANAGEMENT INC., on behalf of certain institutional clients
By:	/s/ FRANCIS CHOU
	Name:	Francis Chou
	Title:	Chief Executive Officer
FAIRFAX FINANCIAL HOLDINGS LIMITED,
By its Investment Manager, Hamblin Watsa Investment Counsel Ltd.
By:	/s/ PAUL RIVETT
	Name:	Paul Rivett
	Title:	Vice President and Chief Operating Officer
DAVIS SELECTED ADVISERS, L.P.
By:	Davis Investments, LLC
By:	/s/ TOM TAYS
	Name:	Tom Tays
	Title:	Vice President and Chief Legal Officer

EXHIBIT A

Investor Name and Address	Principal Amount of Notes to be Purchased		Purchase Price
Fairfax Financial Holdings Limited	$100,062,000		$100,062,000
Southeastern Asset Management, Inc.	$100,062,000		$100,062,000
Chou Associates Management Inc.	$50,000,000		$50,000,000
Steelhead Navigator Master, L.P.	$20,000,000		$20,000,000
Davis Selected Advisers, L.P.	$40,000,000		$40,000,000
Markel Corporation	$25,000,000		$25,000,000
Mary E. West	$12,500,000		$12,500,000
Gary L. West	$12,500,000		$12,500,000
Walter Scott, Jr.	$6,370,000	(1)	$6,370,000	(1)
Walter Scott, Jr. Charitable Remainder Annuity Trust	$0	(2)	$0	(2)
Suzanne and Walter Scott Charitable Remainder Unitrust	$2,116,000		$2,116,000
WS Charitable Remainder Unitrust (II)	$2,290,000		$2,290,000
2002 Robert Edward Julian Irrevocable Descendant's Trust	$430,000		$430,000
Carole Lee Julian Revocable Trust	$790,000		$790,000
Robert and Carol Julian Charitable Foundation	$280,000		$280,000
Julian Properties LP	$980,000		$980,000
Robert E. Julian	$420,000		$420,000

(1)
If the Company shall have accepted for payment any of its 6% Convertible Subordinated Notes due 2009 pursuant to the terms of the Tender Offer for such securities, for all purposes under this Agreement and this Exhibit A, the "Principal Amount of Notes to be Purchased" by Walter Scott, Jr. shall be deemed to equal $29,370,000 and the "Purchase Price" to be paid by Walter Scott, Jr. for such principal amount of Notes shall be deemed to equal $29,370,000.

(2)
If the Company shall have accepted for payment any of its 6% Convertible Subordinated Notes due 2009 pursuant to the terms of the Tender Offer for such securities, for all purposes under this Agreement and this Exhibit A, the "Principal Amount of Notes to be Purchased" by Walter Scott, Jr. Charitable Remainder Annuity Trust shall be deemed to equal $3,200,000 and the "Purchase Price" to be paid by Walter Scott, Jr. Charitable Remainder Annuity Trust for such principal amount of Notes shall be deemed to equal $3,200,000.

EXHIBIT A-1

Exhibit A-1 Investors

Walter Scott, Jr.

Walter Scott, Jr. Charitable Remainder Annuity Trust

Suzanne and Walter Scott Charitable Remainder Unitrust

WS Charitable Remainder Unitrust (II)

2002 Robert Edward Julian Irrevocable Descendant's Trust

Carole Lee Julian Revocable Trust

Robert and Carol Julian Charitable Foundation

Julian Properties LP

Robert E. Julian

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF NOTE

        See Exhibit A to Exhibit D hereto.

EXHIBIT D

FORM OF FIRST SUPPLEMENTAL INDENTURE

EXHIBIT E

FORM OF OPINION OF WILLKIE FARR & GALLAGHER LLP

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  Exhibit (b)(2)